EXHIBIT 10.67
February 18, 2004
James S. Caulfield
1901 Kipling Drive
Flower Mound, TX 75022
Dear Jim,
On behalf of Homestore, Inc., it is with great pleasure that I extend to you our offer of employment. The specifics of this offer are as follows:

JOB TITLE:	Vice President, Senior Corporate Counsel

START DATE:	February 23, 2004

SUPERVISOR:	Michael Douglas, Executive Vice President & General Counsel

ANNUAL SALARY:	$200,000

SIGNING BONUS:	$50,000, subject to repayment agreement guidelines

BONUS TARGET:	Up to 40% of base salary

STOCK OPTIONS:	100,000

RELOCATION:	Senior Relocation Package (Level 3) as outlined in attachment

VACATION:	Three Weeks (15 days) per anniversary year

LOCATION:	Westlake Village, CA

EMPLOYMENT STATUS:	Exempt, Regular-Full Time Employee
If you accept this offer of employment, you will be scheduled for a new employee orientation session during your first month of employment to introduce you to Homestore, Inc.’s employee benefits and policies.
As a regular, full-time employee, you will be eligible for medical insurance and other fringe benefits. The effective day of your medical benefits will be the first of the month following date of employment. Further details will be discussed with and provided to you on your first day of employment.

James S. Caulfield
February 18, 2004

You will be eligible to earn an annual target bonus in the amount of up to forty percent (40%) of your base salary based on the achievement of certain business and financial objectives that you and your supervisor mutually determine on good faith, in accordance with the company’s annual bonus plan.
Upon commencement of your employment and subject to Board of Directors approval, you will be granted 100,000 stock options in Homestore, Inc. The Board, at their next scheduled meeting following your date of hire, will set the option price at the fair market value. Your options will vest over four years at a rate of 25% of the shares on the first anniversary of your start date and monthly thereafter for the remaining 36 months. Options expire 10 years after the grant date or 90 days after termination, whichever comes earlier.
If your employment is terminated by the Company for any reason other than for “Cause” (as specified in the attached definition), the Company will offer you (the “Executive”) the following exchange for a full release of claims: three (3) months severance compensation (at your base salary) in addition to the severance benefits provided by the Company’s severance policy now in effect. Severance benefits will be paid in regular biweekly installments in coordination with the company’s normal biweekly payroll processing schedule.
Of course, this letter is not intended to be a contract and unless, expressly agreed otherwise in writing signed by the Chief Executive Officer and you, your employment remains “at will.” This means that you have the right to resign at any time with or without notice. Likewise, Homestore, Inc. retains the right to terminate your employment at any time with or without notice, with or without cause.
In addition to the temporary housing expenses provided in the Homestore Senior Relocation Package (Level 3), we will provide additional temporary relocation allowance of $3,000 per month for two months following the exhaustion of such temporary housing expenses.
On your first day of work, new hire documents will be completed to assure that there is no delay in the processing of your paycheck. In accordance with federal law, you will be required to provide documentation to Human Resources within 72 hours of your commencement of employment verifying your employment eligibility. Additionally, you will be required to sign Homestore, Inc.’s Confidentiality Agreement and Code of Conduct policy.
This letter is not intended to be a contract and, unless expressly agreed otherwise in writing signed by the chief Executive Officer and you, your employment is at-will. this means you have the right to resign at any time with or without cause, with or without notice. Likewise, Homestore, Inc. retains the right to terminate you employment at any time with or without notice, with or without cuase.
This offer is contingent up on satisfactory references and degree verification as determined by Homestore’s Human Resources Department.

James S. Caulfield
February 18, 2004

We are very pleased to extend this offer to you. I join the rest of the Homestore, Inc. team in looking forward to working with you, and know that our success will be even greater with you aboard.
Please indicate your acceptance of this offer by faxing the signed offer letter to (805) 557-3805. This offer is valid for 5 days from the date on the offer letter.
Sincerely,
/s/ Michael R. Douglas
Michael Douglas
Executive Vice President & General Counsel
cc: Megan Best, Vice President, Human Resources
I have read and understand the terms of this offer and consent to all of the terms and provisions contained herein.

Name:	/s/ James S. Caulfield	Date:	Feb. 19, 2004